Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123513 on Form S-8 of our report dated March 29, 2005, except for note 20, as to which the date is June 20, 2005, relating to the financial statements of AIXTRON AG, appearing in this Annual Report on Form 20-F of AIXTRON AG for the year ended December 31, 2004.

/s/ Deloitte & Touche GmbH

Deloitte & Touche GmbH

Hanover, Germany

June 20, 2005